                                                                   Exhibit 4.(b)


                     ANCHOR NATIONAL LIFE INSURANCE COMPANY
                     A STOCK COMPANY LOS ANGELES, CALIFORNIA

CERTIFICATE  NUMBER   P9999999999

PARTICIPANT           JOHN DOE

      STATUTORY HOME OFFICE              EXECUTIVE OFFICE            ANNUITY SERVICE CENTER
 2999 NORTH 44TH ST., SUITE 250         1 SUNAMERICA CENTER               PO BOX 54299
        PHOENIX, AZ 85018           LOS ANGELES, CA 90067-6022     LOS ANGELES, CA 90054-0299

ANCHOR NATIONAL LIFE INSURANCE COMPANY ("We", "Us", the "Company", or "Anchor National") agrees to provide benefits to the Participant under the Group Contract, in accordance with the provisions set forth in this Certificate and in consideration of the Participant Enrollment Form and Purchase Payments We receive.

THIS CERTIFICATE IS EVIDENCE OF COVERAGE UNDER THE GROUP CONTRACT IF A PARTICIPANT ENROLLMENT FORM IS ATTACHED. THE COVERAGE WILL BEGIN AS OF THE CERTIFICATE DATE, SHOWN ON THE CERTIFICATE DATA PAGE.

THE VALUE OF AMOUNTS ALLOCATED TO THE SEPARATE ACCOUNT DURING THE ACCUMULATION AND ANNUITY PERIODS IS NOT GUARANTEED, AND WILL INCREASE OR DECREASE BASED UPON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS YOU CHOOSE.

THE CASH SURRENDER BENEFIT OF AMOUNTS ALLOCATED TO ANY FIXED MVA ACCOUNT OPTION MAY INCREASE OR DECREASE BASED ON THE APPLICATION OF THE MARKET VALUE ADJUSTMENT. THE UNADJUSTED CASH SURRENDER BENEFIT IS AVAILABLE FOR 30 DAYS AFTER THE END OF THE GUARANTEE PERIOD. THERE IS NO MARKET VALUE ADJUSTMENT FOR ANY CASH SURRENDER BENEFIT OF AMOUNTS ALLOCATED TO THE DCA FIXED ACCOUNT OPTIONS.

RIGHT TO EXAMINE - YOU MAY RETURN THIS CERTIFICATE TO OUR ANNUITY SERVICE CENTER OR TO THE AGENT THROUGH WHOM THE CERTIFICATE WAS PURCHASED WITHIN 10 DAYS AFTER YOU RECEIVE IT, IF YOU ARE NOT SATISFIED WITH IT. THE COMPANY WILL REFUND THE CERTIFICATE VALUE ON THE BUSINESS DAY DURING WHICH THE CERTIFICATE IS RECEIVED. UPON SUCH REFUND, THE CERTIFICATE SHALL BE VOID.


                  THIS IS A LEGAL DOCUMENT. READ IT CAREFULLY.




/s/ SUSAN L. HARRIS                               /s/ ELI BROAD
-------------------------------                   ------------------------------
      Susan L. Harris                                       Eli Broad
         Secretary                                          President


                               ALLOCATED FIXED AND
                       VARIABLE GROUP ANNUITY CERTIFICATE
                                Nonparticipating

                                         TABLE OF CONTENTS

CERTIFICATE DATA PAGE...................................................................PAGE 3

PURCHASE PAYMENT ALLOCATION.............................................................PAGE 4

DEFINITIONS.............................................................................PAGE 5

PURCHASE PAYMENT PROVISIONS.............................................................PAGE 8
Purchase Payments; Deferment of Payments; Suspension of Payments; Substitution of Portfolio

ACCUMULATION PROVISIONS.................................................................PAGE 9
Separate Account  Accumulation Value; Number of Accumulation Units;  Accumulation Unit Value (AUV);
Fixed Account  Accumulation  Value; Fixed Account Guarantee Period Options and Interest Crediting ;
Market Value Adjustment(MVA)

CHARGES AND DEDUCTIONS.................................................................PAGE 11
Withdrawal Charge; Mortality Risk Charge; Expense Risk Charge; Distribution Expense Charge

TRANSFER PROVISION.....................................................................PAGE 12
Transfers of Accumulation  Units and Annuity Units Between  Subaccounts;  Transfers of Accumulation
Units To and From the Fixed Account

WITHDRAWAL PROVISIONS..................................................................PAGE 12
Withdrawal Charge; Withdrawal Charge Exemption

GENERAL PROVISIONS.....................................................................PAGE 14
Entire  Contract;  Change of Annuitant;  Death of Annuitant;  Misstatement  of Age; Proof of Age or
Survival;  Conformity With State Laws;  Changes in Law;  Assignment;  Claims of Creditors;  Premium
Taxes or Other Taxes; Written Notice; Periodic Reports; Incontestability; Non-Participating

DEATH PROVISIONS.......................................................................PAGE 16
Death of Participant  Before the Annuity Date; Due Proof of Death;  Amount of Death Benefit;  Death
of Participant or Annuitant on or After the Annuity Date; Beneficiary

ANNUITY PROVISIONS.....................................................................PAGE 17
Annuity Date;  Payments to Participant;  Fixed Annuity Payments;  Amount of Fixed Annuity Payments;
Amount of Variable Annuity Payments

ANNUITY PAYMENT OPTIONS ...............................................................PAGE 19

FIXED ANNUITY PAYMENT OPTIONS TABLE....................................................PAGE 20

VARIABLE ANNUITY PAYMENT OPTIONS TABLE.................................................PAGE 22

                              CERTIFICATE DATA PAGE


CERTIFICATE NUMBER:                                       ANNUITY SERVICE CENTER:
         P9999999999                                      P. O. BOX 54299
                                                          LOS ANGELES, CA 90054-0299

PLAN                                                      PLAN ADMINISTRATOR:
         [403(b)]                                                John Doe Distributors

                                                          CONTRACTHOLDER:    None

PARTICIPANT:                                              AGE AT ISSUE:
         JOHN DOE                                                35

ANNUITANT:                                                FIRST PURCHASE PAYMENT:
         JOHN DOE                                                $10,000.00

ANNUITY DATE:                                             CERTIFICATE DATE:
         December 1, 2028                                        July 1, 1998

LATEST ANNUITY DATE:                                      BENEFICIARY:
         December 1, 2038                                 As stated on the Participant Enrollment
                                                          Form or beneficiary designated form

MORTALITY RISK CHARGE:                                    EXPENSE RISK CHARGE:
         [0.80%]                                                 [0.30%]

DISTRIBUTION EXPENSE CHARGE:                              FIXED ACCOUNT OPTIONS -
         [0.15%]                                                 Minimum Guarantee Rate:
                                                                 3.0%
SEPARATE ACCOUNT:
         [Variable Annuity Account Seven]




                                  FOR INQUIRIES
                              [CALL 1-877-999-9205]

                           PURCHASE PAYMENT ALLOCATION

                                   Subaccounts

               SUNAMERICA                             ANCHOR
               SERIES TRUST                           SERIES TRUST
       25.00%  Cash Management                 0.00%  Government & Quality Bond
        0.00%  Corporate Bond                  0.00%  Growth
        0.00%  Global Bond                     0.00%  Capital Appreciation
        0.00%  High-Yield Bond
        0.00%  Worldwide High Income
       25.00%  SunAmerica Balanced
        0.00%  Asset Allocation
        0.00%  Equity Income
        0.00%  Utility
        0.00%  Equity Index
        0.00%  Growth-Income
        0.00%  Federated Value
        0.00%  Venture Value
        0.00%  "Dogs" of Wall Street
        0.00%  Alliance Growth
       25.00%  Putnam Growth
        0.00%  Real Estate
        0.00%  Small Company Value
        0.00%  Aggressive Growth
        0.00%  International Growth
                    and Income
        0.00%  Global Equities
        0.00%  International Diversified
                    Equities
        0.00%  Emerging Markets

                              FIXED ACCOUNT OPTIONS

                       Guarantee                       Initial
                         Period                      Interest Rate
       25.00%       1-Year Fixed MVA                    3.00%
       0.00%         3-Year Fixed MVA
       0.00%         5-Year Fixed MVA

          DCA Fixed Account Options

       0.00%         6 Month DCA Fixed Non-MVA
       0.00%         1 Year DCA Fixed Non-MVA

                                   DEFINITIONS

Defined in this section are some of the words and phrases used in this Certificate. These terms are capitalized when used in the Certificate. Other capitalized terms in the Certificate refer to the captioned paragraph explaining that particular concept in the Certificate.

ACCUMULATION UNIT
A unit of measurement used to compute the Certificate Value in a Subaccount prior to the Annuity Date.

AGE
Age as of last birthday.

ANNUITANT
The natural person whose life is used to determine the annuity benefits under the Certificate. If the Certificate is in force and the Annuitant is alive on the Annuity Date, We will begin payments to the Payee.

ANNUITY DATE
The date on which annuity payments to the Payee are to start.

ANNUITY SERVICE CENTER
As specified on the Certificate Data Page.

ANNUITY UNIT
A unit of measurement used to compute annuity payments from the Subaccounts.

BENEFICIARY
The Beneficiary is as designated on the Participant Enrollment Form unless later changed by the Participant in writing to Us. See Death Provisions, page 16.

CALENDAR YEAR
Calendar Year begins on January 1 and ends on December 31.

CERTIFICATE
This Certificate describes Your interest as a Participant under the group annuity contract.

CERTIFICATE DATE
The date Your Certificate is issued, as shown on the Certificate Data Page. It is the date from which Certificate Years and anniversaries are measured.

CERTIFICATE VALUE
The sum of: (1) Your share of the Subaccounts' Accumulation Unit values and (2) the value of amounts allocated to the Fixed Account Options.

CERTIFICATE YEAR
A year starting from the Certificate Date in one Calendar Year and ending on the day preceding the anniversary of such date in the succeeding Calendar Year.

CONTRIBUTION YEAR
A year starting from the date a Purchase Payment is made in one Calendar Year and ending on the day preceding the anniversary of such date in the succeeding Calendar Year.

CURRENT INTEREST RATE
The rate(s) of interest declared by Us applicable to allocations of Subsequent Purchase Payments to the Fixed Account Options. The Current Interest Rate will not be less than the Minimum Guarantee Rate as shown on the Certificate Data Page.

DOLLAR COST AVERAGING (DCA)
You may authorize the automatic transfer of amounts, at the interval selected by You, from the DCA Fixed Account Option(s) to any Subaccount(s). All amounts allocated to a DCA Fixed Account Option will be transferred out within the specified DCA Fixed Account period. You may also authorize the automatic transfer of amounts at regular intervals and specified amounts or percentages from the 1-Year MVA Fixed Account Option or any of the Subaccounts to any other Subaccount(s) (other than the source account). The unit values credited and applied to Your Certificate are determined on the dates of transfer(s). You may terminate the DCA program at any time. However, upon termination or annuitization, any amounts remaining in the DCA Fixed Account Options will be transferred to the 1-Year MVA Fixed Account Option. We reserve the right to change the terms and conditions of the DCA program at any time.

ERISA PLAN
A Plan subject to the Employee Retirement Income Security Act of 1974, as amended.

FIXED ACCOUNT OPTIONS
The investment options under this Certificate that are credited with a fixed rate of interest declared by the Company. All Purchase Payments allocated to the Fixed Account Options become part of the Company's general asset account. The term of each Fixed Account Option determines the length of the Guarantee Period.

FIXED ANNUITY
A series of periodic annuity payments of predetermined amounts that do not vary with investment experience. Such payments are made from the Company's general asset account.

GUARANTEE PERIOD
The period for which any of the Initial Interest Rate, the Current Interest Rate or the Renewal Interest Rate is credited to amounts allocated to any Fixed Account Option. The Guarantee Period for each Initial Interest Rate and Current Interest Rate of the Fixed Account Options will begin on the date Purchase Payments are invested in the Fixed Account Option and extend to the end of the Calendar Year following the end of the term of the Fixed Account Option. The Guarantee Period for each Renewal Interest Rate will begin at the beginning of a Calendar Year and extend for the term of the Fixed Account Option.

INITIAL INTEREST RATE
The rate(s) of interest credited to any portion of the first Purchase Payment allocated to the Fixed Account Option(s) as described in the Accumulation Provisions section. The Initial Interest Rate(s) for this Certificate is/are listed on page 4. The Initial Interest Rate may not be less than the Minimum Guarantee Rate as shown on the Certificate Data Page.

IRC
The Internal Revenue Code of 1986, as amended, or as it may be amended or superseded, together with all regulations thereunder.

NYSE
New York Stock Exchange. Generally, the close of any NYSE business day is 4:00 PM, Eastern Time. Financial transactions received after the close of any NYSE business day will be credited with the next NYSE business day's Accumulation Unit Value for the selected Subaccount.

PARTICIPANT
The person or entity named in the Certificate who is entitled to exercise all rights and privileges set forth in the Certificate while living.

PAYEE
The person receiving payment of annuity benefits under this Certificate.

PLAN ADMINISTRATOR
The Plan Administrator is the person or entity as set forth on the Certificate Data Page.

PORTFOLIOS
The variable investment options available under the Certificate in which the corresponding Subaccount(s) invest.

PURCHASE PAYMENTS
Payments in U.S. currency made by or on behalf of the Participant to the Company for the Certificate.

RENEWAL INTEREST RATE
The rate(s) of interest declared by Us applicable to transfers from the Subaccounts into the Fixed Account Options and to amounts previously allocated to one of the Fixed Account Options wherein the Guarantee Period has expired. The Renewal Interest Rate may not be less than the Minimum Guarantee Rate as shown on the Certificate Data Page.

SEPARATE ACCOUNT
A segregated asset account named on the Certificate Data Page. The Separate Account consists of the Subaccounts, each investing in the shares of the corresponding Portfolio. The assets of the Separate Account are not comingled with the general assets and liabilities of the Company. Each Subaccount is not chargeable with liabilities arising out of any other Subaccount. The value of amounts allocated to the Subaccounts of the Separate Account is not guaranteed.

SUBACCOUNT
One or more divisions of the Separate Account which invests in shares of the corresponding Portfolios. The available Subaccounts are shown on page 4.

SUBSEQUENT PURCHASE PAYMENTS
Purchase Payments made after the first Purchase Payment.

VARIABLE ANNUITY
A series of periodic annuity payments which vary in amount according to the investment experience of one or more Subaccounts, as selected by You.

WE, OUR, US, THE COMPANY
Anchor National Life Insurance Company.

YOU, YOUR
The Participant.

                           PURCHASE PAYMENT PROVISIONS

PURCHASE PAYMENTS
Purchase Payments are flexible. This means that, subject to Company declared minimums and maximums and the terms of any applicable Plan, as certified by the Plan Administrator to Us, You or the Plan Administrator may change the amounts, frequency or timing of Purchase Payments. Purchase Payments will be allocated to the Fixed Account Option(s) and Subaccount(s) in accordance with instructions from You. Purchase Payments resulting from salary reductions and/or employer contributions are not allowed to be allocated to the DCA Fixed Account Options. We reserve the right to specify the minimum Purchase Payment that may be allocated to a Subaccount under the Certificate.

DEFERMENT OF PAYMENTS
We may defer making payments from the Fixed Account Options for up to six (6) months. Interest, subject to state requirements, will be credited during the deferral period.

SUSPENSION OF PAYMENTS
We may suspend or postpone any payments from the Subaccounts if any of the following occur:

(a)     the NYSE is closed;
(b)     trading on the NYSE is restricted;
(c) an emergency exists such that it is not reasonably practical to dispose of securities in the Portfolios or to determine the value of their assets; or

(d) the Securities and Exchange Commission, by order, so permits for the protection of Participants.

Conditions in (b) and (c) will be decided by or in accordance with rules of the Securities and Exchange Commission.

SUBSTITUTION OF PORTFOLIO
If: (a) the shares of a Portfolio should no longer be available for investment by the Separate Account; or (b) in the judgment of the Board of Trustees for the Trusts, [SunAmerica Series Trust and the Anchor Series Trust], further investment in the shares of a Portfolio is no longer appropriate in view of the purpose of the Certificate, then We may substitute shares of another underlying investment series or Portfolio, for shares already purchased, or to be purchased in the future by Purchase Payments under the Certificate. No substitution of securities may take place without prior approval of the Securities and Exchange Commission and under such requirements as it may impose.


                             ACCUMULATION PROVISIONS

SEPARATE ACCOUNT ACCUMULATION VALUE
The Separate Account Accumulation Value under the Certificate shall be the sum of the values of the Accumulation Units held in the Subaccounts for the Participant.

NUMBER OF ACCUMULATION UNITS
For each Subaccount, the number of Accumulation Units is the sum of each Purchase Payment and transfer amount allocated to the Subaccount, reduced by premium taxes, if any:

Divided by

The Accumulation Unit value for that Subaccount for the NYSE business day in which the Purchase Payment or transfer amount is received.

The number of Accumulation Units will be similarly adjusted for withdrawals, annuitizations, transfers and charges. Adjustments will be made as of the NYSE business day in which We receive all requirements for the transaction, as appropriate.

ACCUMULATION UNIT VALUE (AUV)
The AUV of a Subaccount for any NYSE business day is calculated by subtracting
(2) from (1) and dividing the result by (3) where:

(1) is the total value for the given NYSE business day of the assets attributable to the Accumulation Units of the Subaccount minus the total liabilities;
(2) is the cumulative unpaid charge for assumption of Expense Risk, Distribution Expense and Mortality Risk charges (See CHARGES AND DEDUCTIONS);
(3) is the number of Accumulation Units outstanding at the end of the given NYSE business day.

FIXED ACCOUNT ACCUMULATION VALUE
Under the Certificate, the Fixed Account Accumulation Value shall be the sum of all monies allocated or transferred to the Fixed Account Option(s), reduced by any applicable premium taxes, plus all interest credited on the Fixed Account Option(s) during the period that the Certificate has been in effect. This amount shall be adjusted for withdrawals, annuitizations, transfers and any applicable Withdrawal Charge. The Fixed Account Accumulation Value shall not be less than the minimum value required by law in the state where this Certificate is issued.

FIXED ACCOUNT GUARANTEE PERIOD OPTIONS AND INTEREST CREDITING

Any amounts allocated to the Fixed Account Options from the first Purchase Payment will earn interest at the Initial Interest Rate for the Fixed Account Option(s) selected for the duration of the Guarantee Period.

Subsequent Purchase Payments allocated to the Fixed Account Options will earn interest at the Current Interest Rate for the Fixed Account Option(s) selected for the duration of the Guarantee Period.

Transfers to the Fixed Account Options from the Subaccounts and amounts renewed into the Fixed Account Options will earn interest at the Renewal Interest Rate for the Fixed Account Option(s) selected for the duration of the Guarantee Period.

For thirty (30) days following the date of expiration of a Guarantee Period, You may renew for the same or any other Guarantee Period at the Renewal Interest Rate or You may transfer all or a portion of the amount to the Subaccounts. If You do not specify a Guarantee Period at the time of renewal, We will select the same Guarantee Period as has just expired, crediting Your Certificate with the Renewal Interest Rate in effect on the date of expiration of the Guarantee Period, so long as such Guarantee Period does not extend beyond the Annuity Date. If a renewal occurs within one year of the latest Annuity Date, We will credit interest up to the Annuity Date at the Renewal Interest Rate for the 1-Year MVA Fixed Account Option.

If You are participating in the DCA program, interest will be credited from the date a Purchase Payment is deposited in the selected DCA Fixed Account Option or the 1-Year MVA Fixed Account Option until the end of the selected DCA Fixed Account period or the 1-Year MVA Fixed Account Option period. Upon termination of the DCA program, any amounts remaining in the DCA Fixed Account Option(s) will be automatically transferred to the 1-Year MVA Fixed Account Option. Such amounts will earn interest at the Renewal Interest Rate for the 1-Year MVA Fixed Account Option.

MARKET VALUE ADJUSTMENT (MVA)
Any payments and values based on the 1, 3 or 5 year MVA Fixed Account Options may be subject to an MVA, the operation of which may result in upward or downward adjustments in the Certificate Value, if withdrawn, transferred or annuitized prior to the end of the respective Guarantee Period.

The MVA is applied only if the absolute difference between the Guarantee Period Interest Rate in effect for the Guarantee Period and the Current Interest Rate for a new Purchase Payment is greater than 50 basis points. If the MVA is negative, it may not reduce the Certificate Value below the sum of Purchase Payments made less withdrawals, accumulated at an effective annual rate of 3% from the date of receipt or withdrawal to the date of surrender. If the MVA is positive, the amount added to the Certificate Value may not exceed the amount that if negative, could be deducted. The MVA will be calculated by multiplying the amount withdrawn or transferred by the following formula:

              (n-t)
              (---)
(    (1+I)   )( 12)
(------------)       - 1
((1+J+0.0050))

I = The Guarantee Period interest rate in effect for the Guarantee Period on the Certificate

J = The Current Interest Rate available for the same Guarantee Period

n = The original term in number of months rounded up to the nearest integer for the Guarantee Period to the end of the Calendar Year.

t = Time expired in months rounded up to the nearest integer for the Guarantee
    Period to the end of the Calendar Year.

(n-t) = The number of months remaining in the Guarantee Period to the end of the Calendar Year.

There will be no MVA on withdrawals or transfers from the Fixed Account Options in the following situations: (1) withdrawals under a Withdrawal Charge Exemption; (2) if the absolute difference between the Guarantee Period Interest Rate in effect for the Guarantee Period and the Current Interest Rate for a new Purchase Payment is less than 0.50%; (3) on amounts withdrawn to pay fees or charges; (4) on amounts withdrawn or transferred from the Fixed Account Options within thirty (30) days after the end of the Guarantee Period; (5) on annuitizations; (6) on amounts transferred from a DCA Fixed Account Option; (7) on amounts transferred under the DCA program from the 1-Year MVA Fixed Account Option.


                             CHARGES AND DEDUCTIONS

We will deduct the following charges from the Certificate:

WITHDRAWAL CHARGE
This charge may be deducted upon withdrawal of any portion of the Certificate Value. See WITHDRAWAL PROVISIONS.

MORTALITY RISK CHARGE
On an annual basis this charge, as shown on the Certificate Data Page, equals a percentage of the average daily total net asset value of the Subaccounts to which Your Purchase Payments are allocated. This charge is to compensate Us for assuming the mortality risks under the Certificate.

EXPENSE RISK CHARGE
On an annual basis this charge, as shown on the Certificate Data Page, equals a percentage of the average daily total net asset value of the Subaccounts to which Your Purchase Payments are allocated. This charge is to compensate Us for assuming the expense risks under the Certificate.

DISTRIBUTION EXPENSE CHARGE
On an annual basis this charge, as shown on the Certificate Data Page, equals a percentage of the average daily total net asset value of the Subaccounts to which Your Purchase Payments are allocated. This charge is to compensate Us for all distribution expenses associated with the Certificate.

                               TRANSFER PROVISIONS

Prior to the Annuity Date, You may transfer all or part of Your Certificate Value to any of the Subaccounts or the Fixed Account Options subject to certain restrictions. We reserve the right to charge a fee for transfers if the number of transfers exceeds the limit specified by Us. The minimum amount that can be transferred and the amount that can remain in a Subaccount or a Fixed Account Option are subject to Company limits. If this Certificate is issued in connection with an ERISA Plan, the availability of certain Subaccounts or Fixed Account Options may be limited by the provisions of the ERISA Plan as certified by the Plan Administrator to Us.

TRANSFERS OF ACCUMULATION AND ANNUITY UNITS BETWEEN SUBACCOUNTS
Prior to the Annuity Date, You may transfer all or a portion of Your Certificate Value between Subaccounts. A transfer will result in the purchase of Accumulation Units in a Subaccount and the redemption of Accumulation Units in the other Subaccount. Transfers will be effected at the next computed Accumulation Unit Value following Our receipt of Your request for transfer. Accumulation Unit Values are calculated at the close of each NYSE business day.

After the Annuity Date, You may transfer all or a portion of Your Certificate Value from one Subaccount to another Subaccount. A transfer will result in the purchase of Annuity Units in a Subaccount and the redemption of Annuity Units in the other Subaccount. Transfers will be effected for the last NYSE business day of the month in which We receive Your request for the transfer.

TRANSFERS OF ACCUMULATION UNITS TO AND FROM THE FIXED ACCOUNT OPTION(S)
Prior to the Annuity Date, You may transfer all or any part of Your Certificate Value from the Subaccount(s) to any Fixed Account Option(s) other than the DCA Fixed Account Options or from the Fixed Account Option(s) to the Subaccount(s) of the Certificate.

After the Annuity Date, transfers into or out of the Fixed Account Option(s) are not allowed.

                              WITHDRAWAL PROVISIONS

On or before the Annuity Date and while the Participant is living, You may withdraw all or part of Your Certificate Value under this Certificate by informing Us at Our Annuity Service Center. For a full withdrawal, this Certificate must be returned to Our Annuity Service Center. The minimum amount that can be withdrawn and the amount remaining after withdrawal are subject to Company limits.

Without a written notice to the contrary, withdrawals will be deducted from the Certificate Value in proportion to their allocation among the Fixed Account Options and the Subaccounts. Withdrawals will be based on values for the NYSE business day in which the request for withdrawal and the Certificate (in the case of a full withdrawal), are received at Our Annuity Service Center. Unless the SUSPENSION OF PAYMENTS or DEFERMENT OF PAYMENTS sections are in effect, payment of withdrawals will be made within seven calendar days.

WITHDRAWAL CHARGE
Withdrawals of all or a portion of the Certificate Value may be subject to a Withdrawal Charge as shown in the chart below. The Withdrawal Charge applied to any withdrawal will depend on how long each Purchase Payment to which the withdrawal is attributed has been in the Certificate. No Withdrawal Charge is made on an amount withdrawn which is certified to be a Withdrawal Charge Exemption.

For the purpose of determining the Withdrawal Charge, a withdrawal will be attributed to amounts in the following order: (1) Purchase Payments which are both no longer subject to the Withdrawal Charge and are not yet withdrawn; and
(2) Purchase Payments subject to a Withdrawal Charge. Purchase Payments, when withdrawn, are assumed to be withdrawn on a first-in-first-out (FIFO) basis.

The Withdrawal Charge will be assessed against the Subaccounts and the Fixed Account Options in the same proportion as the remaining Certificate Value is allocated unless You request that the withdrawal come from a particular Fixed Account Option or Subaccount. If the remaining Certificate Value is insufficient to cover the Withdrawal Charge, any remaining balance will be deducted from the withdrawal amount requested.

On the Certificate Date, if You are not retired or separated from service as explained under the Withdrawal Charge Exemption provision, the following Withdrawal Charge table applies for the first ten Certificate Years. Withdrawal Charges do not apply after the tenth Certificate Year.

-------------------------------------       -----------------------
       Number of Years Elapsed              Withdrawal Charge as a
Between Purchase Payment Contribution       Percentage of Withdrawn
       and Date of Withdrawal                  Purchase Payment
-------------------------------------       -----------------------
                  0                                   6%
-------------------------------------       -----------------------
                  1                                   6%
-------------------------------------       -----------------------
                  2                                   5%
-------------------------------------       -----------------------
                  3                                   5%
-------------------------------------       -----------------------
                  4                                   4%
-------------------------------------       -----------------------
                  5                                   4%
-------------------------------------       -----------------------
                  6+                                  0%
-------------------------------------       -----------------------

On the Certificate Date, if You are retired or separated from service as explained under the Withdrawal Charge Exemption provision, the following Withdrawal Charge table applies for the first ten Certificate Years. In addition, You may withdraw up to an amount equal to 15% of Your Purchase Payments without Withdrawal Charges each Certificate Year. You will not receive the benefit of this free withdrawal in a full surrender and free withdrawals do not reduce future Withdrawal Charge amounts. Withdrawal Charges do not apply after the tenth Certificate Year.

-------------------------------------       -----------------------
       Number of Years Elapsed              Withdrawal Charge as a
Between Purchase Payment Contribution       Percentage of Withdrawn
       and Date of Withdrawal                  Purchase Payment
-------------------------------------       -----------------------
                  0                                     6%
-----------------------------------         -----------------------
                  1                                     6%
-----------------------------------         -----------------------
                  2                                     5%
-----------------------------------         -----------------------
                  3                                     5%
-----------------------------------         -----------------------
                  4                                     4%
-----------------------------------         -----------------------
                  5+                                    0%
-----------------------------------         -----------------------

WITHDRAWAL CHARGE EXEMPTION
A withdrawal will not be subject to Withdrawal Charges, if the Plan Administrator (or the Participant if there is no Plan Administrator) certifies such withdrawal is made to provide Plan benefits to You or Your Beneficiary due to any of the following events occurring subsequent to the issuance of this
Certificate: (1) death; (2) disability as defined by the Plan but in no event unless the Participant satisfies the requirements of IRC 72(m)(7); (3) hardship, as defined by the Plan; (4) normal retirement at or after age 65; or (5) separation from service for reasons other than retirement.

Separation from service for purposes of the Withdrawal Charge Exemption does not include (without limiting other events as being or not being a Separation from Service): (a) any termination of employment in connection with a sale or other transfer of the assets or business of the employee's then employer while the employee is thereafter employed by such acquirer or an entity controlling, controlled by or under common control with such acquirer, (b) any transfer or other action resulting in employee being employed by any other entity which is controlling, controlled by or under common control with the same "employer" as his then employer, (c) any temporary absence or (d) any termination of the employment relationship resulting from a merger, reorganization, sale, disposition, or liquidation of all or any part of his then employer's business.


                               GENERAL PROVISIONS

ENTIRE CONTRACT
The entire contract between You and Us consists of the group annuity contract, the application, the Participant Enrollment Form as completed by You at the time of purchase, this Certificate and any attached endorsement(s). An agent cannot change the terms or conditions of this contract. Any change must be in writing and approved by Us. Only Our President, Secretary, or one of Our Vice-Presidents can give Our approval.


MISSTATEMENT OF AGE
If the Age of any Annuitant has been misstated, future annuity payments will be adjusted using the correct Age, according to Our rates in effect on the date that annuity payments were determined. Any overpayment from the Fixed Account Options, plus interest at the rate of 4% per year, will be deducted from the next payment(s) due. Any underpayment from the Fixed Account Options, plus interest at the rate of 4% per year, will be paid in full with the next payment due. Any overpayment from the Subaccounts will be deducted from the next payment(s) due. Any underpayment from the Subaccounts will be paid in full with the next payment due.

PROOF OF AGE OR SURVIVAL
The Company may require satisfactory proof of correct Age at any time. If any payment under this Certificate depends on the Annuitant being alive, the Company may require satisfactory proof of survival.

CONFORMITY WITH STATE LAWS
The provisions of this Certificate will be interpreted by the laws of the state in which the Participant Enrollment form was signed or such other state as is required by law. Any provision which, on the Certificate Date, is in conflict with the law of such state is amended to conform to the minimum requirements of such law.


CHANGES IN LAW
If the laws governing this Certificate or the taxation of benefits under the Certificate change, We reserve the right to amend this Certificate to comply with these changes.

ASSIGNMENT
You may assign this Certificate before the Annuity Date, but We will not be bound by an assignment unless it is received by Us in writing. Your rights and those of any other person referred to in this Certificate will be subject to the assignment. Certain assignments may be taxable. We do not assume any responsibility for the validity or tax consequences of any assignment.

CLAIMS OF CREDITORS
To the extent permitted by law, no right or proceeds payable under this Certificate will be subject to claims of creditors or legal process.

PREMIUM TAXES OR OTHER TAXES
The Company may deduct from Your Certificate Value any premium tax or other taxes payable to a state or other government entity, if applicable. Should We advance any amount so due, We are not waiving any right to collect such amount at a later date. The Company will deduct any withholding taxes required by applicable law.

WRITTEN NOTICE
Any notice We send to You will be sent to Your address shown in the Participant Enrollment Form unless You request otherwise. Any written request or notice to Us must be sent to Our Annuity Service Center, as specified on the Certificate Data Page.

PERIODIC REPORTS
During each Certificate Year, We will send You quarterly statements of the account activity of the Certificate as well as confirmation reports after each financial transaction. The statement will include all transactions which have occurred during the quarterly accounting period shown on the statement.

NONPARTICIPATING
This Certificate does not share in Our surplus.

                                DEATH PROVISIONS


DEATH OF PARTICIPANT BEFORE THE ANNUITY DATE. We will pay a death benefit to the Beneficiary upon Our receiving all required documentation including: (a) due proof that any Participant died before the Annuity Date; and (b) an election form selecting the payment option from the options listed below. If no election is received within 60 days of our receipt of due proof of death, the death benefit will be paid in accordance with option 1 below. The Beneficiary must select one of the following options:

               1. Immediately collect the death benefit in a lump sum payment. If a lump sum payment is elected, payment will be in accordance with any applicable laws and regulations governing payments and death; or

               2. Collect the death benefit in the form of one of the Annuity Payment Options. The payments must be over the life of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary. Payments under this option must commence within one year after the Participant's death, otherwise, the death benefit will be paid in accordance with option 1 above; or

               3. If the Beneficiary is the Participant's spouse, the Beneficiary may elect to become the Participant and continue the Certificate in force. If this option is elected, no death benefit is paid. Upon the new Participant's subsequent death, the entire interest must be distributed immediately under option 1 or 2 above.

In any event, the entire interest in the Certificate will be distributed within five years from the date of death of the Participant.

DUE PROOF OF DEATH
Due Proof of Death means:

               1.     a certified copy of a death certificate; or

               2. a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

               3. a written statement by a medical doctor who attended the deceased Participant at the time of death; or

               4.     any other proof satisfactory to Us.

AMOUNT OF DEATH BENEFIT
The amount of the death benefit is the greater of:

1. the Certificate Value at the end of the NYSE business day during which We receive, at Our Annuity Service Center, due proof of the Participant's death and an election of the type of payment to be made; Or

2. Purchase Payments less any previous withdrawals including all fees and charges applicable to such withdrawals of the Certificate Value.

DEATH OF PARTICIPANT OR ANNUITANT ON OR AFTER THE ANNUITY DATE. If any Participant or Annuitant dies on or after the Annuity Date and before the entire interest in the Certificate has been distributed, We will pay the remaining portion of the interest of the Certificate under the annuity payment option being used on the date of death. For further information pertaining to death of the Annuitant, see ANNUITY PAYMENT OPTIONS.

BENEFICIARY
The Beneficiary is as designated on the Participant Enrollment Form unless later changed by the Participant. While: (a) the Participant is living; and (b) before the Annuity Date, the Participant may change the Beneficiary by written notice in a form satisfactory to Us. The change will take effect on the date We record the proper notice subject to any payments We have made. If two or more persons are named: (a) those surviving the Participant will share equally unless otherwise stated; and (b) the Beneficiaries must elect to receive their respective portions of the death benefit according to the options listed under DEATH OF PARTICIPANT BEFORE THE ANNUITY DATE. If the Annuitant survives the Participant, and there are no surviving Beneficiaries, the Annuitant will be deemed the Beneficiary.

If the Participant is also the Annuitant and there are no surviving Beneficiaries at the death of the Participant, the death benefit will be paid to the estate of the Participant in accordance with option 1, under DEATH OF PARTICIPANT BEFORE THE ANNUITY DATE.



                               ANNUITY PROVISIONS

ANNUITY DATE
The Participant selects an Annuity Date (the date on which annuity payments are to begin) at the time of application. The Participant may change the Annuity Date at any time, at least seven days prior to the Annuity Date, by written notice to the Company at its Annuity Service Center. The Annuity Date must always be the first day of the calendar month and must be at least two years after the Certificate Date, but not beyond the Participant's 75th birthday, except as otherwise permitted by law. We reserve the right to waive the two year waiting period. If no Annuity Date is selected, the Annuity Date will be the latest Annuity Date, as set by the Company.

PAYMENTS TO PARTICIPANT
Unless You request otherwise, We will make annuity payments to You. If You want the annuity payments to be made to some other Payee, We will make such payments subject to receipt of a written request filed at the Annuity Service Center no later than thirty (30) days before the due date of the first annuity payment.

FIXED ANNUITY PAYMENTS
If a Fixed Annuity payment option has been elected, the proceeds payable under this Certificate less any applicable premium taxes, shall be applied to the payment of the Fixed Annuity payment option elected at rates which are at least equal to the annuity rates based upon the applicable tables in the Certificate. In no event will the Fixed Annuity payments be changed once they begin.

AMOUNT OF FIXED ANNUITY PAYMENTS
The amount of each Fixed Annuity payment will be determined by applying the portion of the Certificate Value allocated to Fixed Annuity payments less any applicable premium taxes to the annuity table applicable to the Fixed Annuity payment option chosen.


AMOUNT OF VARIABLE ANNUITY PAYMENTS

(a) FIRST VARIABLE ANNUITY PAYMENT: The dollar amount of the first Variable Annuity payment will be determined by applying the portion of the Certificate Value allocated to the Subaccount, less any applicable premium taxes, to rates which are at least equal to the annuity rates based upon the annuity table applicable to the Variable Annuity payment option chosen. If the Certificate Value is allocated to more than one Subaccount, the value of Your interest in each Subaccount is applied separately to the Variable Annuity payment option table to determine the amount of the first annuity payment attributable to each Subaccount.

(b) NUMBER OF VARIABLE ANNUITY UNITS: The number of Annuity Units for each applicable Subaccount is the amount of the first annuity payment attributable to that Subaccount divided by the value of the applicable Annuity Unit for that Subaccount as of the Annuity Date. The number will not change as a result of investment experience.

(c) VALUE OF EACH VARIABLE ANNUITY UNIT: The value of an Annuity Unit may increase or decrease from one month to the next. For any month, the value of an Annuity Unit of a particular Subaccount is the value of that Annuity Unit as of the last NYSE business day of the preceding month, multiplied by the Net Investment Factor for that Subaccount for the last NYSE business day of the current month.

        The Net Investment Factor for any Subaccount for a certain month is determined by dividing (1) by (2) where:

               (1) is the Accumulation Unit Value of the Subaccount determined as of the last business day at the end of that month, and

               (2) is the Accumulation Unit Value of the Subaccount determined as of the last business day at the end of the preceding month.

        The result is then multiplied by a factor that neutralizes the assumed investment rate of 3.5%.

        (d) SUBSEQUENT VARIABLE ANNUITY PAYMENTS: After the first Variable Annuity payment, payments will vary in amount according to the investment performance of the applicable Subaccount(s) to which Your Purchase Payments are allocated. The amount may change from month to month. The amount of each subsequent payment for each Subaccount is :

The number of Annuity Units for each Subaccount as determined for the first annuity payment

Multiplied by

The value of an Annuity Unit for that Subaccount at the end of the month immediately preceding the month in which payment is due.

We guarantee that the amount of each Variable Annuity payment will not be affected by variations in expenses or mortality experience.

                             ANNUITY PAYMENT OPTIONS

During the Annuitant's life, upon written election and the return of this Certificate to the Company at its Annuity Service Center, the Certificate Value may be applied to provide one of the following options or any annuity payment option that is mutually agreeable. After two years from the Certificate Date, and prior to the Annuity Date, You can choose one of the options described below. If no option has been selected by the Annuity Date, You will automatically receive option 4, below, with 120 monthly payments guaranteed.


OPTIONS 1 & 1v - LIFE ANNUITY, LIFETIME PAYMENTS GUARANTEED
Payments payable to the Payee during the lifetime of the Annuitant. No further payments are payable after the death of the Annuitant.

OPTIONS 2 & 2v - JOINT AND SURVIVOR LIFE ANNUITY
Payments payable to the Payee during the lifetime of the Annuitant and during the lifetime of a designated second person. No further payments are payable after the deaths of both the Annuitant and the designated second person.

OPTIONS 3 & 3v - JOINT AND SURVIVOR LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 120 MONTHS
Payments are payable to the Payee during the lifetime of the Annuitant and during the lifetime of a designated second person. If, at the death of the survivor, payments have been made for less than 120 months, the remaining guaranteed annuity payments will be continued to the Beneficiary.

OPTIONS 4 & 4v - LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 120, 180 OR 240
MONTHS
Payments payable to the Payee during the lifetime of the Annuitant. If, at the death of the Annuitant, payments have been made for less than the 120, 180 or 240 months, as selected at the time of annuitization, the remaining guaranteed annuity payments will be continued to the Beneficiary.

OPTIONS 5 & 5v - FIXED PAYMENTS FOR A SPECIFIED PERIOD CERTAIN
Payments payable to the Payee for any specified period of time for five (5) years or more, but not exceeding thirty (30) years, as selected at the time of annuitization. The selection must be made for full twelve month periods. In the event of death of the Annuitant, any remaining annuity payments will be continued to the Beneficiary.

                       FIXED ANNUITY PAYMENT OPTIONS TABLE

BASIS OF COMPUTATION
The actuarial basis for the Table of Annuity Rates is the 1983a Annuity Mortality Table, with equal mortality distribution between male and female, with projection and a guaranteed interest rate of 3%. The mortality table is projected using Projection Scale G factors, assuming annuitization in the year 2000. The Fixed Annuity Payment Options Table does not reflect any applicable premium tax.

            OPTIONS 1 & 4 - TABLE OF MONTHLY INSTALLMENTS PER $1,000. (Monthly installments for ages not shown will be furnished upon request.)

                  OPTION 1             OPTION 4             OPTION 4           OPTION 4
                                     LIFE ANNUITY         LIFE ANNUITY       LIFE ANNUITY
   AGE OF                          (W/120 PAYMENTS      (W/180 PAYMENTS    (W/240 PAYMENTS
 ANNUITANT      LIFE ANNUITY         GUARANTEED)           GUARANTEED        GUARANTEED)
     55             4.04                 4.00                 3.96              3.90
     56             4.11                 4.08                 4.03              3.96
     57             4.19                 4.15                 4.10              4.02
     58             4.28                 4.23                 4.17              4.09
     59             4.37                 4.32                 4.25              4.15
     60             4.47                 4.41                 4.33              4.22
     61             4.57                 4.50                 4.42              4.29
     62             4.68                 4.61                 4.50              4.36
     63             4.80                 4.71                 4.59              4.43
     64             4.93                 4.82                 4.69              4.50
     65             5.07                 4.94                 4.79              4.57
     66             5.21                 5.07                 4.89              4.64
     67             5.37                 5.20                 4.99              4.72
     68             5.53                 5.34                 5.10              4.79
     69             5.71                 5.48                 5.20              4.86
     70             5.90                 5.63                 5.31              4.92
     71             6.11                 5.79                 5.43              4.99
     72             6.33                 5.95                 5.54              5.05
     73             6.57                 6.13                 5.65              5.11
     74             6.82                 6.30                 5.76              5.16
     75             7.10                 6.48                 5.87              5.21
     76             7.39                 6.67                 5.97              5.26
     77             7.71                 6.86                 6.07              5.30
     78             8.05                 7.05                 6.17              5.34
     79             8.42                 7.24                 6.26              5.37
     80             8.81                 7.44                 6.34              5.40
     81             9.24                 7.63                 6.42              5.42
     82             9.70                 7.82                 6.48              5.44
     83            10.19                 8.00                 6.55              5.46
     84            10.72                 8.17                 6.60              5.47
     85            11.29                 8.34                 6.65              5.49

              OPTION 2 - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST.)
                       JOINT & 100% SURVIVOR LIFE ANNUITY

   AGE OF
 ANNUITANT                                    AGE OF ANNUITANT
 ---------                                    ----------------
                  55          60          65         70         75          80         85
     55          3.54        3.66        3.77       3.85       3.92        3.97       4.00
     60          3.66        3.83        3.99       4.14       4.25        4.34       4.39
     65          3.77        3.99        4.23       4.45       4.65        4.80       4.91
     70          3.85        4.14        4.45       4.78       5.10        5.37       5.57
     75          3.92        4.25        4.65       5.10       5.57        6.02       6.40
     80          3.97        4.34        4.80       5.37       6.02        6.70       7.35
     85          4.00        4.39        4.91       5.57       6.40        7.35       8.35

              OPTION 3 - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST.)
         JOINT & 100% SURVIVOR LIFE ANNUITY (W/120 PAYMENTS GUARANTEED)

   AGE OF
 ANNUITANT                                    AGE OF ANNUITANT
 ---------                                    ----------------
                  55          60          65         70         75          80         85
     55          3.54        3.66        3.76       3.85       3.91        3.96       3.98
     60          3.66        3.83        3.99       4.13       4.24        4.32       4.37
     65          3.76        3.99        4.22       4.44       4.63        4.77       4.86
     70          3.85        4.13        4.44       4.76       5.06        5.31       5.47
     75          3.91        4.24        4.63       5.06       5.50        5.89       6.18
     80          3.96        4.32        4.77       5.31       5.89        6.46       6.92
     85          3.98        4.37        4.86       5.47       6.18        6.92       7.55

                     OPTION 5 - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
                              FIXED PAYMENT FOR SPECIFIED PERIOD

   NUMBER      MONTHLY      NUMBER     MONTHLY     NUMBER     MONTHLY     NUMBER     MONTHLY
  OF YEARS     PAYMENT     OF YEARS    PAYMENT    OF YEARS    PAYMENT    OF YEARS    PAYMENT
  --------     -------     --------    -------    --------    -------    --------    -------
                              10         9.61        17        6.23         24        4.84
                              11         8.86        18        5.96         25        4.71
     5          17.91         12         8.24        19        5.73         26        4.59
     6          15.14         13         7.71        20        5.51         27        4.47
     7          13.16         14         7.26        21        5.32         28        4.37
     8          11.68         15         6.87        22        5.15         29        4.27
     9          10.53         16         6.53        23        4.99         30        4.18

                     VARIABLE ANNUITY PAYMENT OPTIONS TABLE

BASIS OF COMPUTATION
The actuarial basis for the Table of Annuity Rates is the 1983a Annuity Mortality Table, with equal mortality distribution between male and female, with projection and a guaranteed interest rate of 3.5%. The mortality table is projected using Projection Scale G factors, assuming annuitization in the year 2000. The Variable Annuity Payment Options Table does not reflect any applicable premium tax.


           OPTIONS 1v & 4v - TABLE OF MONTHLY INSTALLMENTS PER $1,000.

    (Monthly installments for ages not shown will be furnished upon request.)

                 OPTION 1v          OPTION 4v            OPTION 4v            OPTION 4v
                                   LIFE ANNUITY         LIFE ANNUITY         LIFE ANNUITY
   AGE OF                        (W/120 PAYMENTS      (W/180 PAYMENTS      (W/240 PAYMENTS
  ANNUITANT     LIFE ANNUITY       GUARANTEED)          GUARANTEED)          GUARANTEED)
     55             4.33               4.30                  4.25                4.19
     56             4.41               4.37                  4.32                4.25
     57             4.49               4.44                  4.39                4.31
     58             4.57               4.52                  4.46                4.37
     59             4.66               4.61                  4.53                4.43
     60             4.76               4.70                  4.61                4.50
     61             4.86               4.79                  4.70                4.56
     62             4.98               4.89                  4.78                4.63
     63             5.09               5.00                  4.87                4.70
     64             5.22               5.11                  4.96                4.77
     65             5.36               5.22                  5.06                4.84
     66             5.50               5.35                  5.16                4.91
     67             5.66               5.48                  5.26                4.98
     68             5.83               5.61                  5.36                5.05
     69             6.00               5.76                  5.47                5.12
     70             6.20               5.91                  5.58                5.18
     71             6.40               6.06                  5.69                5.25
     72             6.62               6.23                  5.80                5.31
     73             6.86               6.39                  5.90                5.36
     74             7.12               6.57                  6.01                5.42
     75             7.39               6.75                  6.12                5.46
     76             7.69               6.93                  6.22                5.51
     77             8.01               7.12                  6.32                5.55
     78             8.35               7.31                  6.41                5.58
     79             8.72               7.50                  6.50                5.62
     80             9.11               7.69                  6.58                5.64
     81             9.54               7.88                  6.66                5.67
     82            10.00               8.07                  6.72                5.69
     83            10.50               8.24                  6.79                5.70
     84            11.03               8.42                  6.84                5.72
     85            11.60               8.58                  6.89                5.73

              OPTION 2v - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST.)
                       JOINT & 100% SURVIVOR LIFE ANNUITY

  AGE OF
 ANNUITANT                                    AGE OF ANNUITANT
 ---------                                    ----------------
                  55          60          65         70         75          80         85
     55          3.83        3.95        4.05       4.14       4.21        4.26       4.29
     60          3.95        4.11        4.27       4.42       4.53        4.62       4.68
     65          4.05        4.27        4.50       4.73       4.92        5.08       5.19
     70          4.14        4.42        4.73       5.05       5.37        5.64       5.85
     75          4.21        4.53        4.92       5.37       5.84        6.29       6.67
     80          4.26        4.62        5.08       5.64       6.29        6.97       7.62
     85          4.29        4.68        5.19       5.85       6.67        7.62       8.61

              OPTION 3v - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST.)
         JOINT & 100% SURVIVOR LIFE ANNUITY (W/120 PAYMENTS GUARANTEED)

  AGE OF
 ANNUITANT                                    AGE OF ANNUITANT
 ---------                                    ----------------
                  55          60          65         70         75          80         85
     55          3.83        3.95        4.05       4.14       4.20        4.25       4.27
     60          3.95        4.11        4.27       4.41       4.52        4.60       4.65
     65          4.05        4.27        4.50       4.72       4.91        5.05       5.14
     70          4.14        4.41        4.72       5.03       5.33        5.58       5.75
     75          4.20        4.52        4.91       5.33       5.77        6.16       6.45
     80          4.25        4.60        5.05       5.58       6.16        6.72       7.17
     85          4.27        4.65        5.14       5.75       6.45        7.17       7.80

              OPTION 5v - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
                          PAYMENT FOR SPECIFIED PERIOD

   NUMBER      MONTHLY      NUMBER     MONTHLY     NUMBER     MONTHLY     NUMBER     MONTHLY
  OF YEARS     PAYMENT     OF YEARS    PAYMENT    OF YEARS    PAYMENT    OF YEARS    PAYMENT
  --------     -------     --------    -------    --------    -------    --------    -------
                              10         9.83        17        6.47         24        5.09
                              11         9.09        18        6.20         25        4.96
     5          18.12         12         8.46        19        5.97         26        4.84
     6          15.35         13         7.94        20        5.75         27        4.73
     7          13.38         14         7.49        21        5.56         28        4.63
     8          11.90         15         7.10        22        5.39         29        4.53
     9          10.75         16         6.76        23        5.24         30        4.45

                              ANCHOR NATIONAL LIFE INSURANCE COMPANY
                              A STOCK COMPANY LOS ANGELES, CALIFORNIA








































                                        ALLOCATED FIXED AND
                                VARIABLE GROUP ANNUITY CERTIFICATE

                                         Nonparticipating